Exhibit 10.4

AGREEMENT

AGREEMENT made as of the 11th day of December 2013 by and between Mobiquity Technologies, Inc. (formerly Ace Marketing & Promotions, Inc.), a New York corporation, with its principal executive office located at 600 Old Country Road, Suite 541, Garden City, NY 11530 (“Mobiquity” or “Borrower”) and Thomas M. Arnost (“Assignee”) with a mailing address on file with the Mobiquity.

W I T N E S S E T H :

WHEREAS, Mobiquity is indebted to TCA Global Credit Master Fund LP (“Assignor”); and

WHEREAS, Assignor is the present legal and equitable owner and holder of that certain Convertible Promissory Note dated effective as of May 31, 2012, but with an effective date of June 12, 2012, executed by Borrower, and made payable to the order of Assignor, in the original principal amount of $350,000.00 (such promissory note, together with any modifications, extensions, renewals, or other amendments thereof hereinafter referred to collectively as the “Note”); and

WHEREAS, the Borrower’s obligations under the Note are secured by the following: (i) Security Agreement dated as of May 31, 2012 from Borrower in favor of the Assignor (the “Security Agreement”); (ii) Guaranty Agreement dated as of May 31, 2012 (the “Subsidiary Guaranty”) from Mobiquity Networks, Inc., a New York corporation (“Subsidiary Guarantor”), in favor of Assignor; (iii) Security Agreement dated as of May 31, 2012 from the Subsidiary Guarantor in favor of the Assignor (the “Sub Security Agreement”); (iv) UCC-1 Financing Statement from the Borrower, as debtor, and Assignor, as secured party, filed with the Secretary of State of the State of New York under filing no. 201206120332704 (the “Borrower UCC”); and (v) UCC-1 Financing Statement from the Subsidiary Guarantor, as debtor, and Assignor, as secured party, filed with the Secretary of State of the State of New York under filing no. 201206120332689 (the “Guarantor UCC”) (the Security Agreement, the Subsidiary Guaranty, the Sub Security Agreement, the Borrower UCC, and the Guarantor UCC being collectively hereinafter referred to as the “Ancillary Security Documents”); and

WHEREAS, Assignor and Assignee have entered into an Assignment Agreement in the form appended hereto; and

WHEREAS, Mobiquity and Assignee agree to modify the terms of the Note.

NOW, THEREFORE, it is agreed as follows:

1.	Mobiquity recognizes Assignee as the owner of the Note and the beneficiary of the related Security Agreements and Guarantor Agreement.
2.	Mobiquity and Assignee agree to modify the terms of the Note as follows:
a.	The maturity date of the note is extended until June 12, 2014.
b.	The interest rate set forth in the Note is amended to provide for an interest rate of 15% per annum.
c.	The Note is convertible at a fixed conversion price of $.30 per share while the principal of the Note and accrued interest thereon are outstanding.
d.	Assignee has the right to demand prepayment of the Note as his discretion.

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3.	The Note as modified herein represents the entire agreement among the parties and may only be superseded in writing by an agreement mutually agreed upon by the parties.

MOBIQUITY TECHNOLOGIES, INC.

By: /s/ Dean L. Julia
Dean L. Julia, Co-Chief Executive Officer

/s/ Thomas Arnost

Thomas M. Arnost

Initial _______

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